Exhibit 99.1
Alliance Semiconductor Names Nirmal Saxena Executive Vice President, Chief Operating Officer and Chief Technology Officer
SANTA CLARA, Calif.—(BUSINESS WIRE) — Sept. 2, 2005 — Alliance Semiconductor Corporation (Nasdaq:ALSC), a worldwide provider of analog and mixed signal products, high-performance memory products and systems solutions for the communications, computing, embedded, industrial and consumer markets, today announced the appointment of Nirmal Saxena as Executive Vice President, Chief Operating Officer and Chief Technology Officer of the Company.
Nirmal Saxena has served as the Company’s Chief Technology Officer since joining the Company in April 2003 and brings more than 20 years of management, technical and research experience in the areas of VLSI design and test, instruction and packet processing architectures, coding and information theory and fault-tolerant computing. In addition to his duties with Alliance, Dr. Saxena is also a Consulting Professor in the Electrical Engineering Department at Stanford University. Prior to joining Alliance, Dr. Saxena was Vice President of Architecture at Chip Engines (which was acquired by Alliance), a start-up company that designed semiconductor products for the networking, communications, cable and storage markets, where he was responsible for the design and development of Resilient Packet Ring (RPR) controllers. Dr. Saxena has served in senior technical positions at Tiara Networks (now Tasman Networks), the Stanford Center for Reliable Computing, Silicon Graphics, HaL Computers, and Hewlett Packard. Dr. Saxena holds a Ph.D from Stanford University, and he is a Fellow of the IEEE.
“Since joining the Company in 2003, Nirmal has demonstrated great vision and proven execution capabilities,” said N.D. Reddy, Alliance’s President, CEO and interim CFO. “He has also become a valued member of the Alliance management team,” Reddy continued, “We are pleased to have Nirmal assume an expanded role in the organization and are confident that his experience and background will serve the Company well.”
About Alliance
Alliance Semiconductor Corporation is powering applications with high performance solutions for the communications, computing and consumer electronics markets. Utilizing advanced process technologies and design expertise, Alliance provides leading OEMs with a broad portfolio of complementary technologies including analog and mixed-signal products, chip-to-chip connectivity products, networking controllers and high-performance memories. Alliance addresses the complete needs of system developers by leveraging its proprietary advances in Electromagnetic Interference (EMI) reduction, power management and timing technology, HyperTransport™ I/O connectivity and specialized memory solutions for next-generation applications. Founded in 1985, Alliance is headquartered in Santa Clara, California with design centers in Bangalore and Hyderabad, India. The Company is publicly traded on NASDAQ with ticker symbol ALSC. Additional information is available on the Alliance Web site at www.ALSC.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which can be identified by the use of words such as “will,” that are based on managements’ assessments as of the date hereof, include the assumptions that underlie such assessments and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: changes in Alliance’s competitiveness, business, products, management and opportunities, and other risks described in Alliance’s Form 10-K, Forms 10-Q and 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking statements in this press release.